Exhibit 10.4

VIA EMAIL
DATE:	March 20, 2018
TO:	Jason Meggs
FROM:	Alistair Macdonald
SUBJECT:	Interim CFO Compensation Package

Dear Jason,

I want to thank you for accepting the role of serving as our Interim CFO as we develop our plans for a permanent CFO. Serving in this role is very important to continuing the success of the finance team and the overall Company.

First, I want to reassure you of the importance of your continuing role with the Company though the following additions to your current compensation package:

●    You will receive a salary increase, effective as of January 28, 2018, taking your salary to $400,000. This increase in salary will remain in effect for so long as you are serving as Interim CFO.
● In recognition of your value to our Company, for so long as you serve as Interim CFO, you will also receive an additional compensation “stipend” of $2,000 per bi-weekly pay period, effective as of January 28, 2018, delivered to you via our normal payroll process.
●    You will also receive an increase in your MIP target value to 50% of base salary.
You will also be eligible to receive under your executive employment agreement with the Company dated April 8, 2014, amended June 8, 2014 (your “Employment Agreement”) a severance benefit equal to 12 months (instead of six months) of salary pay and your MIP target value paid over 12 months, plus the value of six months COBRA coverage if the Company terminates your employment without Cause (as such term is defined under your Employment Agreement).

Finally, solely with respect to the time-vesting RSUs granted to you on February 15, 2018, if someone else is appointed as the Company’s permanent CFO and your employment is subsequently terminated by the Company without Cause and (A) such termination occurs prior to February 15, 2019, then 1/3 of the award will immediately vest, or (B) such termination occurs after February 15, 2019 and within 6 months after such CFO appointment, then a pro-rata portion (based on the number of days worked since the last applicable vesting date relative to 365) of the next vesting tranche of the award will immediately vest. These awards will otherwise be subject to all the other terms and conditions of the applicable award agreement and applicable 2014 Equity Incentive Plan. You agree that you will not have Good Reason (as such term is defined under your Employment Agreement) to resign due to someone else being appointed as the Company’s permanent CFO, upon a corresponding reversion of your salary or, in any case, the cessation of your stipend upon you ceasing to be Interim CFO.

I look forward to the continued success of our finance team supporting the organization through your leadership.

Sincerely,

/s/ Alistair Macdonald
Alistair Macdonald
CEO

Acknowledged and Agreed:

/s/ Jason Meggs
Jason Meggs
EVP and Interim CFO